HEALTHWATCH, INC.

               EXHIBIT 11 - COMPUTATION OF INCOME (LOSS) PER SHARE

                             JUNE 30, 1997 AND 1996

                                                                1997            1996
                                                            -----------     -----------
Loss from continuing operations                             $(2,189,260)    $(1,976,713)
Extraordinary item                                                 --             7,974
                                                            -----------     -----------

    Net loss                                                $(2,189,260)    $(1,968,739)
                                                            ===========     ===========

Weighted average shares outstanding before
  exercise of stock options and warrants and repurchases      2,331,960       1,075,666

Increase in weighted average shares outstanding due
  to exercise of stock options and warrants                     108,610          99,768

Decrease in weighted average shares outstanding due
  to repurchase under treasury stock method                        --              --
                                                            -----------     -----------

    Total weighted average shares outstanding                 2,440,570       1,175,434
                                                            ===========     ===========

Income (loss) per share:
      Continuing operations                                 $      (.90)    $     (1.68)
      Extraordinary items                                          --               .01
                                                            -----------     -----------

          Net loss per share                                $      (.90)    $     (1.67)
                                                            ===========     ===========


*  Not included in calculation as effect would be anti-dilutive.